  Exhibit 99.1

  NEWS RELEASE
TSX: SCY
April 21, 2020
NR 20-04
 www.scandiummining.com

SCY RECEIVES FAVORABLE GOVERNMENT NOTICE ON NYNGAN MINING LEASE LANDOWNER OBJECTION

Reno, Nevada, April 21, 2020 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) advises that it has received a favorable ‘Notice of Proposed Decision’ (the ‘Notice’) from the Deputy Secretary, Department of Regional NSW, Division of Mining, Exploration and Geoscience (‘the Department’). The Notice addresses recent developments regarding resolution of a landowner objection filed in August 2016 against the grant of a mining lease relating to the Nyngan Scandium Project. The newly proposed decision, if finalized, would allow all of the measured and indicated resource included in the Nyngan Scandium Project DFS to be reinstated in a mining lease grant.

This Notice references new governmental findings regarding the ultimate determination of this outstanding landowner objection, and indicates that the Deputy Secretary now believes the objection has failed to meet key legal tests on major portions of the affected area, which are specifically defined. The Notice also makes clear the advice is to be understood as a proposed decision, rather than a final decision. The affected parties have 21 days to file further information or arguments, at which time the Deputy Secretary will consider those submissions and render a final decision, as soon as practicable, on the outstanding 2016 objection.

The content of this latest Department Notice represents a significant reversal of prior draft findings and advice delivered to SCY, and previously forwarded to SCY shareholders. If these findings are upheld in final decision, the implications will clearly be positive to ongoing development efforts on the Nyngan Project.

HIGHLIGHTS FROM LATEST GOVERNMENT ADVICE:
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NSW Government agencies refute prior consultant findings of a valid objection.
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Revised findings would remove objections from most of the disputed area.
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Areas where objection may be sustained do not coincide with established resource.
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The newly proposed decision, if finalized, would allow all of the measured and indicated resource included in the DFS to be reinstated in a mine lease grant, and
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A final decision from the Deputy Secretary will not be made until a comment period expires (May 5, 2020) and any comments have been fully considered.

DISCUSSION:

The Department granted a Mining Lease (‘ML 1763’) to SCY’s Australian subsidiary, EMC Metals Australia Pty Ltd., in 2017. At that time it was unknown, to both the Department and SCY, that a local landowner had filed a prior, timely, and valid objection to the granting of that Lease.

Approximately two years elapsed from the time the objection was initially lodged, to the point where government staff was able to confirm the original filing was properly submitted and represented a valid objection. At that moment, the Secretary of the Department that issued the Mining Lease, then became legally obligated to make a determination as to whether the objection was valid, based on the Law. That formal determination of validity on the landowner’s objection has not yet occurred.

The Company issued six news releases in 2019 on this matter, where considerable detail can be reviewed if desired. A short summary of key events discussed in those news releases is as follows:

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The Department engaged external consultants in 2018, to give an opinion on the validity of the landowner objection.
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During the time those consultants were forming their opinion on the objection, the landowner filed suit against the Department Secretary, seeking to have ML 1763 declared invalid. ML 1763 was declared invalid, settling the lawsuit.
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The external consultants ultimately supported the landowner objection as valid, twice.
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The Company then filed for and received a new Mining Lease (“ML 1792”), which excluded surface and resource that was affected by the objection. ML 1792 remains in effect.

During late 2019, the Department sought confirmational opinions from governmental agencies regarding the external consultant findings. The Deputy Secretary engaged the NSW Department of Primary Industry, and specifically staff from the Land Use Planning Team with specific relevant agricultural knowledge, to review the prior work. These government agricultural experts opined that most of the land covered under the objection was in fact not ‘Agricultural Land’ as defined by Law, and recommended only a small portion of specific areas under question be excluded from a future mining lease. These most recent governmental findings of fact are the basis for the ‘Notice of Proposed Decision’ from the Deputy Secretary.

It is clear that the latest investigation has been carried out by a fully qualified team that has full State perspective and understanding of the requirements to meet the test of the Law regarding a determination of the landowner objection. SCY expects to have only limited input to insert into the 21-day comment period, and looks forward to a final and binding determination by the Deputy Secretary, in due course.

George Putnam, CEO of Scandium International Mining Corp. commented:

“We are on record stating that the Nyngan Scandium Project in Australia can be developed based on the resource we currently have secured with our granted ML. That said, the project will definitely be improved with a return of additional resource and access to our east pit options for mining and optimization. It has been a lengthy challenge to work for a reinstatement of our full resource, our initial mine plan, and a big piece of blue sky potential in expansion. We look forward to completing that task with government, and again advancing our scandium project forward.”

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine. The project owned by our 100% held Australian subsidiary, EMC Metals Australia Pty Ltd, has received all key approvals, including a mining lease, necessary to proceed with project construction.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

Willem Duyvesteyn, MSc, AIME, CIM, a Director and CTO of the Company, is a qualified person for the purposes of NI 43-101 and has reviewed and approved the technical content of this press release on behalf of the Company.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson (CFO)
Tel: (775) 233-7328

George Putnam (CEO)
Tel: (925) 208-1775

Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation: risks related to uncertainty in the demand for scandium, the possibility that results of test work will not fulfill expectations, or not realize the perceived market utilization and potential of scandium sources that may be developed for sale by the Company. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.